EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
VCA Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-139410, 333-81614, 333-107557, and 333-204034) on Form S-8 and the registration statements (Nos. 333-108135 and 333-114471) on Form S-3 of VCA Inc. of our reports dated February 28, 2017, with respect to the consolidated balance sheets of VCA Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of VCA Inc.

Our report dated February 28, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that our audit of internal control over financial reporting of VCA Inc. and subsidiaries excluded an evaluation of the internal control over financial reporting of Companion Animal Practices, North America (CAPNA), which was acquired in 2016.

/s/ KPMG LLP
Los Angeles, California
February 28, 2017